EXHIBIT 10.32
            MASTER REPAIR SERVICES AND SPARE PARTS SUPPLY AGREEMENT

This Master Repair Services and Spare Parts Supply Agreement (hereinafter the "Agreement") is made as of the last date written below by and between INTELOGIC TRACE, INC. ("I T"), a New York corporation, having its principal place of business located at Turtle Creek Tower I, P. O. Box 400044, San Antonio, Texas 78229 and PC SERVICE SOURCE, INC. ("PCSS"), a Delaware corporation, having its principal place of business located at 1221 Champion Circle, Suite 105, Carrollton, Texas 75006.

                                  WITNESSETH:

In consideration of the mutual promises hereinafter set forth, I T and PCSS do hereby agree as follows:

1. DEFINITIONS. The following terms shall have the meanings specified below:

         A. ACQUIRED ASSETS. "Acquired Assets" shall mean all Acquired Inventory and Equipment owned by I T.

         B. ACQUIRED INVENTORY. "Acquired Inventory" shall mean the inventory of spare and repair parts listed in the attached Schedule A.

         C. BANKRUPTCY COURT. "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Western District of Texas, San Antonio Division.

         D. BEST EFFORTS. "Best Efforts" shall mean that either Party shall use all necessary resources and undertake all required efforts in good faith to accomplish a task specified under this Agreement in the timeframes specified.

         E. CASH. "Cash" shall mean cash and cash equivalents (including certified or cashiers check).

         F. CLOSING. The "Closing" shall mean the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, other than conditions with respect to actions the respective parties will take at the Closing itself.

         G. CONFIRMATION DATE. "Confirmation Date" shall mean the date designated by the Bankruptcy Court, upon which the reorganization plan submitted by I T to the Bankruptcy Court under bankruptcy case number 94-52172-C-11, has been approved by the Court and such order of approval has become final and unappealable.

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         H.       ESCROW AMOUNT.  "Escrow Amount" shall have the meaning
                  specified in paragraph 3.F.2). below.

         I. EQUIPMENT. "Equipment" shall mean the items of machinery, equipment and other items specified in Schedule B to this Agreement.

         J. FULFILLMENT RATE. "Fulfillment Rate" shall have the meaning specified in paragraph 4.E.1).a. below.

         K. I T CUSTOMERS. "I T Customers" shall mean the end-user, reseller and manufacturer customers of I T.

         L. ORDER. "Order" shall have the meaning specified in paragraph 4.A. below.

         M. ORDINARY COURSE OF BUSINESS. "Ordinary Course of Business" shall mean the ongoing transaction of business consistent with the customs and practices of the Parties.

         N. THE PARTIES. The "Parties" to this Agreement shall consist of "PCSS" and "I T", which respectively, shall have the meanings specified above.

         O. PARTS AND REPAIR OPERATIONS. "Parts and Repair Operations" shall mean the I T spare parts repair and warehouse facilities and other facilities and locations utilized by I T at time of execution of this Agreement as specified on the attached Schedule C, including the Acquired Inventory, Equipment, and personnel employed by I T in the provision of spare parts and repair services required by I T.

         P. PASS-THROUGH WARRANTY. "Pass-Through Warranty" shall mean the warranty provided by the original manufacturer and/or vendor of the Spare Parts and/or Repair Services provided under this Agreement, which are directly transferable to I T as the purchaser of any such Spare Parts and/or Repair Services (consisting of repair and/or replacement of any such Spare Parts, and applicable penalty credits, if any).

         Q. PERFORMANCE CREDIT. "Performance Credit" shall have the meaning specified in paragraph 4.E. below.

         R. PURCHASE CREDITS. "Purchase Credits" shall mean the sums made available to I T to be applied against amounts payable to PCSS under this Agreement, as provided for in paragraph 3.F. below.

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         S.       I T PURCHASE CREDIT RIGHT. "I T Purchase Credit Right"
                  (hereinafter "ITPCR") shall have the meaning specified in paragraph 3.F.3). below.

         T. PURCHASE PRICE. "Purchase Price" shall have the meaning specified in paragraph 3.F. below.

         U. REPAIR SERVICES. "Repair Services" shall mean the performance of subassembly or unit repair or replacement services by PCSS or its repair vendors for equipment units, components or parts on items of Spare Parts received from or on behalf of I T, required in order to return such defective Spare Parts to good working order.

         V.       SPARE PARTS.  "Spare Parts" shall mean fully operational:
                  1) personal computer microcomputer and peripheral equipment spare parts; 2) spare parts acquired by PCSS from I T under this Agreement designated as "Acquired Inventory"); and 3) other spare parts requested by I T under this Agreement for which an Order is accepted by PCSS; regardless of where any such spare parts may reside.

2.       SCOPE OF AGREEMENT.

         A. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, PCSS agrees to purchase from I T, and I T agrees to sell to PCSS, all of the Acquired Assets at the Closing for the consideration specified in Section 3.F. below.

         B. OBLIGATION TO PROVIDE SPARE PARTS AND REPAIR SERVICES. Subject to the terms and conditions of this Agreement, PCSS agrees to assume the obligation to provide substantially all of the Spare Parts and Repair Services ordered by I T in the course of providing remedial and preventive maintenance services to I T Customers. PCSS will not assume or have any responsibility, however, with respect to any other obligation or liability of I T not specified in this Agreement.

         C. OBLIGATION TO ORDER SPARE PARTS AND REPAIR SERVICES. On and subject to the terms and conditions of this Agreement, I T agrees to order, purchase and accept from PCSS, substantially all of its Spare Parts and Repair Services required by I T in the course of providing remedial and preventive maintenance services to I T Customers.

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3.       PURCHASE AND SALE OF ASSETS.

         A. PCSS agrees to purchase from I T and I T agrees to sell, transfer, convey and deliver to PCSS, all right, title, and interest in and to all the Acquired Assets, including the Acquired Inventory, Equipment and I T's Parts and Repair Operations, for the consideration specified in paragraph 3.F. below. I T hereby represents that it has good and marketable title to the Acquired Assets, free and clear of all Security Interests, except for those which will be released at Closing (e.g. Foothill) and/or subject to trade liens incurred in the Ordinary Course of Business that are not yet due and payable (such as Spare Parts maintained in inventory at repair vendors). The Closing of the transactions contemplated by this Agreement shall take place at the office of I T located in San Antonio, Texas, commencing at 9:00 AM, on November __, 1994 (the "Closing Date").

         B. Upon Closing, PCSS shall make offers of employment in good faith, to all I T personnel employed by I T in the provision of spare parts and repair services required by I T, at an equivalent and substantially similar rate of pay (a listing of all such I T personnel is attached hereto as Schedule D).

         C. Upon Closing, PCSS shall assume and at all times satisfactorily perform the function of I T's Parts and Repair Operations. This shall consist, initially, of funding I T's continued operation of such function, at PCSS' sole expense. PCSS shall designate and communicate in writing to I T which of the I T personnel, facilities and utilities it chooses to maintain. PCSS shall be responsible for the direct expenses of maintaining the function of I T's Parts and Repair Operations during the period of time PCSS initiates a readiness to provide
                  Spare Parts and Repair Services.   PCSS shall have a
                  period of up to ninety (90) days (the "Service Ramp-Up") in order to meet the full performance requirements specified in Section 4 below, in accordance with the provisions of this Agreement.

         D. PCSS shall be responsible for all movement, shipping and stocking costs associated with the transfer of Acquired Inventory and Equipment from I T's facilities to locations specified by PCSS.

         E. PCSS shall meet the scheduling needs imposed by the processing of lease rejections, for use by PCSS of facilities leased by I T from third parties, under the requirements of its plan of reorganization with the Bankruptcy Court. PCSS may continue use of I T

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                  facilities, subject to mutually agreed to terms, conditions and prices negotiated by and between PCSS and the landlord(s) of any such facilities, at PCSS' sole expense. I T will cooperate with PCSS in good faith to secure extensions to time limits on acceptance or rejection of leases, imposed by the Bankruptcy Court, in the event PCSS requests any such extensions.

         F. PCSS agrees to pay at the Closing, Five Million, One Hundred Twenty-Five Thousand Dollars ($5,125,000) (the "Purchase Price") by delivery of:

                  1) the payment in cash to Fidelity Capital and Income Fund ("Fidelity") on behalf of I T One Million, Four Hundred Twenty-Five Thousand Dollars ($1,425,000) immediately upon Closing, and

                  2) the payment in cash to Fidelity on behalf of I T One Million, Two Hundred Thousand Dollars ($1,200,000) upon the Confirmation Date of the reorganization plan submitted by I T to the Bankruptcy Court under bankruptcy case number 94-52172-C-11, provided that I T is a publicly traded corporation listed on a national stock exchange at time of exiting from bankruptcy protection. In the event I T is not a publicly traded corporation listed on a national exchange at time of confirmation, PCSS will make payment in cash of One Million, Two Hundred Thousand Dollars ($1,200,000) (the "Escrow Amount") to the Escrow Agent pursuant to the Escrow Agreement attached hereto as Exhibit 1, under which such sum is payable to Fidelity on behalf of I T in accordance with the following:

                                    the payment in cash of One Hundred Thousand
                                    Dollars ($100,000.00) per month, until such time as the full amount has been paid to Fidelity on behalf of I T, provided that I T maintains an average minimum order placement value of One Hundred Thousand Dollars ($100,000), net of any returns but including any fees due PCSS by I T, calculated on a cumulative rolling quarterly basis. In the event I T fails to maintain the minimum cumulative average order placement value mentioned above or has outstanding balances due in excess of the credit terms provided herein, PCSS may suspend payments of the Escrow Amount until I T achieves the minimum cumulative average order placement value or brings its account current, in which case PCSS shall

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                                    immediately pay Fidelity on behalf of I T
                                    any payments withheld, in addition to any additional payments due I T; and,


                  3) the establishment of a Two Million, Five Hundred Thousand Dollar ($2,500,000) I T Purchase Credit Right as a contingent liability on the financial books of PCSS (the "ITPCR"), to be offset by Purchase Credits generated by certain purchases of Spare Parts and/or Repair Services from PCSS (except in the event of breach by PCSS of the "Delivery Requirements" specified below, or termination of this Agreement without cause by PCSS as provided for in paragraph 5.A.3), in which case One Million Two Hundred Fifty Thousand Dollars ($1,250,000) shall be immediately payable and paid in cash to Fidelity on behalf of I T in accordance with paragraph 5.A.2).c. below) pursuant to the following:

                           a. Purchase Credits shall accrue on a monthly basis for each month during the term of this Agreement, in accordance with the following:

                                    (1)     Purchase Credits shall be calculated
                                            based upon the aggregate gross total
                                            value ("Gross Total Value") of all
                                            amounts payable to PCSS by I T under
                                            the provisions of this Agreement
                                            (net of any returns, but including
                                            any fees to be paid PCSS under this
                                            Agreement), during each calendar
                                            month during the term of this
                                            Agreement.

                                    (2)     Purchase Credits shall accrue at the
                                            rate of five percent (5%) of the
                                            Gross Total Value for any calendar
                                            month, for amounts due PCSS when the
                                            Total Gross Value is less than Seven
                                            Hundred and Fifty Thousand Dollars
                                            ($750,000).

                                    (3)     Purchase Credits shall accrue at the
                                            rate of six percent (6%) of the
                                            Gross Total Value for any calendar
                                            month, for amounts due PCSS
                                            hereunder, when the Total Gross
                                            Value is equal to or greater than
                                            Seven Hundred and Fifty Thousand
                                            Dollars ($750,000).

                                    (4)     Purchase Credits shall not accrue
                                            during any month in which the Gross
                                            Total Value payable to PCSS is less
                                            than One Hundred Thousand Dollars
                                            ($100,000).
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                           b.       Purchase Credits may be applied by I T
                                    effective on or after the first day of the following month in which such Purchase Credits were earned, and may be applied by I T in the form of a short payment of amounts due and payable to PCSS by I T.

                           c. In the event the PCSS Note has not been fully utilized by Purchase Credits generated hereunder prior to expiration of the initial term of this Agreement, Purchase Credits shall continue to accrue, and I T may continue to use any such Purchase Credits, for so long as the Agreement is not terminated as provided for in paragraph 5.A.1). below.

                  G. PCSS shall have a period of up to sixty (60) days from date of Closing in which to perform a detailed inventory and inspection of the Acquired Inventory. I T hereby represents that the Acquired Inventory shall be as described in the attached Schedule A.
                           In the event the inventory results in a
                           determination that a material shortage of quantities of Acquired Inventory exists, as compared to the listing specified in Schedule A, I T will replace any such material shortages or adjust the purchase price for such inventory on a proportional basis. This replacement of material shortages and/or adjustment of purchase price shall be the exclusive remedy to PCSS in the event of material shortages in the Acquired Inventory. Any reduction of the purchase price provided herein shall reduce the ITPCR portions of the purchase price in proportion to the original amount.

                  H. In the event I T is sold or acquired by a third party (by merger, stock sale, or sale of a majority of its business or assets) during the term of this Agreement and any such transaction results in the termination of this Agreement prior to the expiration of the term hereof because the Agreement is not assumed by a purchaser which would do a substantially similar type and amount of business with PCSS as would I T, or is left as a liability of a corporation or other entity which no longer conducts a business similar in type and amount to I T, I T shall agree to the following:

                           1)       If so terminated during the initial twelve
                                    (12) month period from the Confirmation Date by the Bankruptcy Court, I T will pay PCSS Seven Hundred and Fifty Thousand Dollars ($750,000).

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                                    If the Escrow is being paid monthly by PCSS
                                    to I T hereunder, I T will forfeit the
                                    unpaid balance of the Escrow Amount
                                    specified above, subject to a minimum amount of Seven Hundred and Fifty Thousand Dollars ($750,000), such that if there is an insufficient amount remaining in escrow to cover the $750,000 amount, I T would arrange and make provision for such payment to be made by I T or the buyer to PCSS as a condition to the sale, if such sale were to result in the termination of this Agreement.

                           2) If terminated subsequent to the initial twelve (12) month period from the Confirmation Date, the amount due PCSS would decline from the $750,000 amount specified in paragraph 3.H.1) above, at the rate of Fifteen Thousand, Six Hundred Twenty-Five Dollars ($15,625) for each month beyond month twelve (12), beginning on the first day of any such month, during the remaining term of the Agreement, until the amount is reduced to Zero Dollars ($0).

                           3) The amounts specified in 3.H.1). and 3.H.2). above shall be considered liquidated damages in lieu of cover or any other damages which PCSS might allege as a result of such termination, and shall be considered the sole and exclusive remedy available to PCSS with regard to the termination of this Agreement as provided for hereinabove.

4.       SUPPLY OF SPARE PARTS AND REPAIR SERVICES

         A.       ORDERING OF SPARE PARTS AND REPAIR SERVICES.

                  1) I T may from time to time request that PCSS provide Spare Parts and/or Repair Services by notifying PCSS in writing, electronically and/or verbally (verified in writing by I T within one (1) business day), specifying the Spare Part(s) and/or Repair Services to be provided (an "Order").

                  2) PCSS shall provide any such Spare Parts and/or Repair Services to I T that I T requests which are required within the Ordinary Course of Business by I T, upon PCSS's receipt of an Order. Each Order shall constitute a contract exclusively consisting of the terms of this Agreement, any applicable Schedule(s) and the Spare Parts and/or Repair Services set forth in the Order. The Parties agree that if there is any inconsistency between the terms of this Agreement and any Order or acknowledgment form submitted by I T or PCSS, then the terms of this Agreement shall govern and control and the inconsistent term found in the Order or acknowledgment form shall be of no force and effect.
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                  3)       "Normal Parts" shall mean those Spare Parts and/or
                           Repair Services normally provided by PCSS in the Ordinary Course of Business, whether such Spare Parts are kept in stock or are ordered on a case-by-case basis. "Sourced Parts" shall mean those Spare Parts and/or Repair Services that are not normally provided by PCSS in the Ordinary Course of Business, but which are within the scope of the types of Spare Parts and/or Repair Services normally provided by PCSS (e.g., a Spare Part such as a hard drive to be used on a personal computer, of a type or brand not regularly purchased by PCSS). "Special Order Parts" shall mean those Spare Parts and/or Repair Services not normally provided by PCSS in the Ordinary Course of Business, that are not within the scope of types of Spare Parts and/or Repair Services normally provided by PCSS (e.g., a Spare Part or item such as a peripheral device that attaches to a personal computer). "Acquired Parts" shall mean those Spare Parts derived from the Acquired Inventory.

                  4) With respect to Normal Parts and Acquired Parts, PCSS shall accept any such Order(s) and fulfill them in accordance with the Performance Requirements of this Agreement. With respect to Sourced Parts, PCSS shall accept any such Order(s) and use its best efforts to respond to any such request(s) and fulfill them in accordance with the Performance Requirements of this Agreement.

         B.       SPECIAL BID REQUESTS.

                  1) With respect to Special Order Parts, PCSS shall immediately use its best efforts to respond to any such request with a bid price which will be firm for a minimum period of ninety (90) days. The definition of normal work day ("Normal Work Day") for purposes of securing Special Order Parts shall be the greater of the hours of 8:00 AM to 5:00 PM, Monday through Friday, excluding regularly observed national holidays, or the actual hours of operation in the event the applicable vendor has hours of operation beyond the Normal Work Day.

                  2) PCSS will have a period of up to two (2) Normal Work Days to respond to any such request. In the event PCSS chooses not to bid on any such request made by I T, I T shall be free to pursue the purchase of such Spare Part(s) and/or Repair Service(s) elsewhere, with no further obligation or liability to PCSS for any such item(s). Failure by PCSS to

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                           respond in writing within the above mentioned two (2)
                           Normal Work Day response time shall be considered a formal "No Bid" response by PCSS.

                  3) In the event PCSS responds with a bid price for any such item(s) and I T provides PCSS with notification that the bid price is noncompetitive with the given bidding opportunity, PCSS will have the opportunity to revise its bid accordingly.

                  4) PCSS shall have up to twenty-four (24) hours from time of receipt of notification that a bid price is nonresponsive, in which to revise its price. In the event PCSS chooses not to revise its bid price in a manner deemed by I T to be competitive with the given bidding opportunity, or PCSS fails to respond in writing to any such request within twenty-four (24) hours of receipt of any such request, the bid response shall be considered non- responsive, and I T shall be free to pursue the purchase of such Spare Part(s) and/or Repair Service(s) with no further obligation or liability to PCSS for any such item(s).

                  5) In the event of a No-Bid response as provided for above, any dollars spent by I T with third parties for purchase of spare parts and/or repair services No-Bid by PCSS for items that are within the scope of equipment normally purchased by PCSS (e.g. personal computer type equipment, including peripheral devices), shall accrue for the purposes of determining the Purchase Credit(s) I T is entitled to under this Agreement, as if any such spare parts were purchased by I T from PCSS hereunder (provided that in the case of No-Bids by PCSS due to a determination by I T that the PCSS bid price was not competitive, no such credits will accrue in the event the PCSS bid price was within a price range consistent with the percentage uplift specified in the Pricing Schedule specified in Section 4.I.3). below). I T will notify PCSS of any such purchases and shall be entitled to utilize any such credits beginning on the first day of the week following any such purchases. Purchases made by I T subsequent to a No-Bid by PCSS that are not within the scope of equipment purchased by PCSS shall not accrue for purposes of determining Purchase Credit(s) I T is entitled to under this Agreement.

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                  6)       A request for bid shall not constitute placement of
                           an Order by I T hereunder. I T will communicate acceptance of special order bids by placement of an Order with PCSS. PCSS shall not be responsible for fulfilling special bid items, and I T will be under no obligation to purchase any such item(s) from PCSS, unless and until I T places an Order for any such items. I T will promptly advise PCSS of any contracts entered into by I T based on bids submitted by PCSS.

         C.       AUTHORIZED SPARE PARTS AND REPAIR SERVICES PROVIDER.
                  Provided that PCSS is providing Spare Parts and/or performing Repair Services in accordance with the provisions of this Agreement and the applicable Order(s) and extending the below mentioned payment terms to I T, I T shall not utilize any party other than PCSS for the provision of Spare Parts and Repair Services specified under this Agreement. Notwithstanding the above, I T shall be free to pursue the procurement of any Spare Parts and/or Repair Services with third parties outside the scope of this Agreement, for items for which PCSS has responded with a No Bid, as provided for in paragraph 4.B. above.

         D. SPECIFIED REPAIR SERVICES. PCSS shall provide labor, parts and materials and shall perform all Repair Services in a first class and workmanlike fashion, consistent with commonly accepted industry standards for repair of similar component spare parts, necessary to repair and upgrade the Spare Parts to the current minimum revision level, so that any repaired Spare Parts will conform to the OEM's then current published operating specifications for form, fit, function and finish; and consistent with the following:

                  1)       the repair specifications specified in the attached
                           Exhibit 2 ("Repair Specifications"), and

                  2)       the performance requirements specified below;

         E.       PERFORMANCE REQUIREMENTS.

                  1) PARTS DELIVERY. TIME IS OF THE ESSENCE WITH RESPECT TO THE DELIVERY OF SPARE PARTS ORDERED BY I T. PCSS shall use its best efforts to deliver all Spare
                           Parts within the timeframe(s) requested by I T. Without limiting the foregoing, the following provisions shall apply to the delivery of Spare
                           Parts:
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                           a.       Spare Parts ordered by I T from PCSS under
                                    this Agreement shall arrive at the specified site within the requested arrival time, for ninety percent (90%) or more of all such Spare Parts shipped to I T (the "Fulfillment Rate"), as determined by I T. Orders shall be designated for arrival by I T as a Priority 1 Order or a Priority 2 Order. A Priority 1 Order shall be set for next business day arrival and a Priority 2 Order shall be designated for arrival no later than 4 business days from the order day. Failure to meet the Fulfillment Rate will entitle I T to the Performance Credits and other remedies specified in this Agreement, which shall be the exclusive remedies available to I T for any such failure. The Fulfillment Rate shall be measured on a weekly basis (a "Week" being measured as seven (7) consecutive days commencing on each Monday), for all Spare Parts Ordered by I T, shipped by PCSS, in accordance with the following:

                                    i)      "Order Cut-Off Time" shall mean the
                                            point in time during a normal
                                            business day by which I T shall have
                                            placed an Order with PCSS,
                                            subsequent to which time the Order
                                            shall be considered to have been
                                            placed during the following business
                                            day, for purposes of determining
                                            when the Order shall be shipped. The
                                            normal Order Cut- Off Time for
                                            Normal Parts shall be 7:00 PM,
                                            Central Standard Time.

                                    ii)     "Orders Received" shall mean the
                                            number of Orders placed with PCSS
                                            during a normal business day by I T
                                            prior to the Order Cut-Off time, for
                                            purposes of determining how many
                                            Orders were placed by I T with PCSS
                                            on a given day.

                                    iii)    "Order Shipment Cut-Off Time" shall
                                            mean the point in time during a
                                            normal business day by which PCSS
                                            shall have to physically deliver the
                                            Order to a shipper, in order for the
                                            shipper to accept the Order for
                                            delivery on that day.

                                    iv)     "Order Shipment Requirement" shall
                                            mean the amount of time allowed for
                                            PCSS to delivery a received Order to
                                            a shipper, in order to meet the
                                            Fulfillment Rate.

                                    v)      "Fulfillment Rate" shall mean the
                                            number of Orders shipped within the
                                            Order Shipment Requirement, divided
                                            by the number of Orders Received
                                            during any such

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                                            Week, even if delivery for some of
                                            those Orders is scheduled to occur
                                            during the following Week.

                           b. In the event the Fulfillment Rate for any week is less than eighty-eight percent (88%), but not less than eighty-six percent (86%) of all such Spare Parts shipped to I T, I T will earn a performance credit (the "Performance Credit") equal to one and one half percent (1 1/2%) of the Gross Total Value of all amounts payable to PCSS by I T under this Agreement, accrued during any such one (1) week period, net of returns, usable by I T beginning on the first day of the following week.

                           c. In the event the Fulfillment Rate for any week is less than eighty-six percent (86%), but not less than eighty-four percent (84%) of all such Spare Parts shipped to I T, I T will earn a Performance Credit equal to three and one half percent (3 1/2%) of the Gross Total Value of all amounts payable to PCSS by I T under this Agreement, accrued during any such one (1) week period, net of returns, usable by I T beginning on the first day of the following week.

                           d. In the event the Fulfillment Rate for any week is less than eighty-four percent (84%), but not less than eighty-one percent (81%) of all such Spare Parts shipped to I T, I T will earn a Performance Credit equal to seven and one-half percent (7.5%) of the Gross Total Value of all amounts payable to PCSS by I T under this Agreement, accrued during any such one (1) week period, net of returns, usable by I T beginning on the first day of the following week.

                           e. In the event the Fulfillment Rate for any week is less than eighty-one percent (81%) of all such Spare Parts shipped to I T, I T will earn a Performance Credit equal to fifteen percent (15%) of the Gross Total Value of all amounts payable to PCSS by I T under this Agreement, accrued during any such one (1) week period, net of returns, usable by I T beginning on the first day of the following week.

                           f. In the event the Fulfillment Rate for any week exceeds ninety-two percent (92%) of all such Spare Parts shipped to I T, PCSS will earn a Performance Credit equal to one half of one percent (1/2%) of the aggregate Gross Total Value of all amounts payable to PCSS by I T under this Agreement, accrued during any such one (1) week period, net of returns, usable by PCSS beginning on the first day of the following week. This credit will accrue solely for the purposes of offsetting the Performance Credits earned by I T, as specified above, and shall be usable by PCSS during the term of this Agreement.

                           g. During the Service Ramp-Up period, the 84% to 86% Performance Credit category and the 86% to 88% Performance Credit category shall go into effect in a phased manner in accordance with the following:

                                    (1)     During the initial thirty (30) days
                                            of the Service Ramp-Up period, the
                                            total Performance Credits earned by
                                            I T for the categories specified in
                                            paragraph 4.E.g. above, the 81% to
                                            84% Performance Credit category and
                                            the Less Than 81% Performance Credit
                                            category shall be limited to
                                            twenty-five percent (25%) of any
                                            such amounts.

                                    (2)     During the thirty-first (31st)
                                            through sixtieth (60th) day
                                            following the start of the Service
                                            Ramp-Up period, the total
                                            Performance Credits earned by I T
                                            for the categories specified in
                                            paragraph 4.E.g. above shall be
                                            limited to fifty percent (50%) of
                                            any such amounts.

                                    (3)     During the sixty-first (61st)
                                            through ninetieth (90th) day
                                            following the start of the Service
                                            Ramp-Up period, the total
                                            Performance Credits earned by I T
                                            for the categories specified in
                                            paragraph 4.E.g. above shall be
                                            limited to seventy-five percent
                                            (75%) of any such amounts.

                                    (4)     All other Performance Credit
                                            categories shall remain unchanged
                                            during the Service Ramp-Up period.

                           h. At the end of the Service Ramp-Up period, and on any anniversary of the Closing Date during the term of this Agreement, I T and PCSS will review the Fulfillment Rates specified hereunder, and will, subject to written mutual agreement of the parties, adjust such Fulfillment Rate(s) accordingly; provided, however, that I T shall have no obligation to decrease the Fulfillment Rate requirements set forth herein.

                           i. Since Time is of the Essence, in addition to the foregoing provisions, and notwith-standing any implication to the contrary contained in any such provisions, I T, at its sole discretion, may terminate this Agreement (in which case the provisions of paragraph 5.A.2). below shall apply) if and only if the failure described in (1) and (2) below occur and are followed promptly thereafter by written notice of such failure by I T to PCSS and following that notice such failure by PCSS reoccurs within 6 months of the failure described in the notice:

                                    (1)     in the event the Fulfillment Rate of
                                            PCSS during any three (3) out of
                                            four (4) consecutive weeks, measured
                                            on a weekly basis, fails to exceed
                                            eighty-four percent (84%), or

                                    (2)     in the event the Fulfillment Rate of
                                            PCSS during any week fails to exceed
                                            eighty-one percent (81%).

                                    (3)     Notwithstanding the above, during
                                            the initial thirty (30) days of the
                                            Service Ramp-Up period, I T shall
                                            not terminate this Agreement for
                                            failure by PCSS to meet the
                                            Performance Requirements specified
                                            in this Agreement. I T may, however,
                                            elect to terminate this Agreement
                                            subsequent to the initial thirty
                                            (30) day period in accordance with
                                            the provisions specified above.

                  2) PARTS AGEING. In the event any Spare Parts ordered by I T are not shipped within three (3) days from the date specified by I T on the applicable Order, PCSS shall issue an additional Performance Credit in the amount of One Hundred Dollars ($100) for each such Spare Part, for each day beyond three (3) days of any such required shipment date that PCSS fails to ship any such Spare Part.

                           a. During the initial ninety (90) day Service Ramp-Up period, the above Performance Credit shall be waived for up to five percent (5%) of the aggregate number of Spare Parts falling outside the Parts Ageing three (3) day Performance Credit window.

                           b. Since Time is of the Essence, in addition to the foregoing provisions, and notwith-standing any implication to the contrary contained in any such provisions, I T, at its sole discretion, may terminate this Agreement (in which case the provisions of paragraph 5.A.2). below shall apply) in the event more than five percent (5%) of Orders Received for any Week age more than ten (10) days beyond the Order Shipment Requirement if and only if such failure is followed promptly thereafter by written notice of such failure by I T to PCSS and following that notice such failure by PCSS reoccurs within 6 months of the failure described in the notice:


                  3) OUT-OF-BOX-FAILURES. Spare Parts shall be shipped by PCSS to the I T designated arrival site so as to arrive in good working order ninety-seven percent (97%) or more of the time for all such Spare Parts shipped to I T during any calendar month during the term of this Agreement. Spare Parts that are not in good working order at time of arrival shall be considered an "Out-Of-Box-Failure" ("OOBF"), and shall entitle I T to a Performance Credit of Fifty Dollars ($50.00) for every verified OOBF above three percent (3%) of all such shipped Spare Parts (except that with respect to Acquired Parts obtained from I T, the Performance Credit shall be waived for any such Acquired Parts that have no pass-through warranty from the applicable Spare Parts vendor, and the affected Spare parts shall not be counted in determining the OOBF calculation, until such time as the affected Spare Part shall have undergone Repair Services by PCSS, at which time the above Fifty Dollar ($50.00) Performance Credit shall apply and any such Spare Part(s) will be counted in determining the OOBF calculation), in addition to replacement of the affected Spare Part at no additional charge to I T for each such OOBF occurrence.

                           a. Should the OOBF rate for any week exceed five percent (5%) then I T may elect to terminate this Agreement (in which case the provisions of paragraph 5.A.2). shall apply). In any such event I T shall provide PCSS with a written notice of its intent to terminate this Agreement due to excessive OOBFs.

                           b. Spare Parts shipped by PCSS to I T from the Acquired Inventory, which have a warranty pass-through from the I T Spare Parts vendor shall be counted in calculating the above OOBF rate, and will incur a Performance Credit equal to the greater of the OOBF credit payable by the repair vendor or the above Fifty Dollar ($50.00) amount.

                  4) EXCLUDED PARTS. Spare Parts excluded from the Performance Credit calculations specified in this
                           Section 4 include Spare Parts which PCSS is unable to obtain, using its best efforts, as follows:

                           a. Spare Parts for equipment that is no longer in production, which are no longer commercially available.

                           b. Spare Parts for equipment that is newly introduced in the marketplace , which are not commercially available.

                           c. Spare Parts for which I T and PCSS mutually agree that the above Performance Credits shall not apply.

                           d. Any Spare Parts which for various reasons, become commercially unavailable on the terms of delivery and/or at the prices requested by I T, provided that any such Spare Parts are ordered by PCSS within one (1) business day of the request by I T.

                           e. In each case above, commercially available shall mean obtainable by PCSS using its best efforts, within the context of the above provisions.

         F. ON-LINE ACCESS TO PCSS MIS, REPORTING AND INVENTORY CONTROL. PCSS shall provide I T with the following:

                  1) PCSS shall provide I T with communication software at no charge (including dedicated Data Circuit telephone line), pursuant to which I T and PCSS can communicate via on-line computer link, including the placement of Orders, providing shipment status information, account information, Spare Parts inventory availability, and access to prices and PCSS Cost information for Spare Parts and Repair Services Ordered hereunder.

                  2) PCSS shall track I T's Spare Parts purchases and Repair Services usage by computer system, and will provide regular reports, in the frequency, form, content and format mutually agreed to by the parties in writing, at no charge to I T, detailing such purchases and usage.

                  3) In addition, PCSS shall maintain a database which identifies and tracks all items of Spare Parts owned by I T or other parties, maintained in PCSS' inventory system, which such database shall be at all times accessible by I T remotely.

         G. SHIPMENT AND PACKAGING. Spare Parts shall be shipped in a manner so as to meet the Performance Requirements specified in this Agreement. PCSS shall pay the shipping costs for all Spare Parts purchased and/or receiving Repair Services under this Agreement, and shall pass on the direct costs of freight for Orders placed by I T under this Agreement. All Spare Parts shall be suitably packaged or otherwise prepared for shipment in accordance with industry standard packing materials. PCSS shall be responsible for the loss of and/or damage to all Spare Parts in PCSS's possession, or for items damaged and/or lost in shipment, and shall coordinate with freight vendors in any such event. PCSS shall provide adequate insurance coverage for any Spare Parts owned by I T or other parties, while any such Spare Parts are in PCSS's possession.

         H.       DISCREPANCIES.

                  1) PCSS shall promptly notify I T as to any Spare Part which I T advises has been shipped to PCSS by I T which PCSS does not subsequently receive. I T shall provide PCSS with adequate substantiation of shipment (i.e., waybill number, etc.) upon request.

                  2) In the event Spare Part(s) received by PCSS from I T are not identical to the Spare Part(s) identified on the Order, PCSS shall immediately notify I T of the discrepancy which shall be no later than five (5) days from PCSS's receipt of any such Spare Part(s) and request a revised Order or instructions regarding the return shipment of the Spare Part(s). In the event PCSS fails to acknowledge any discrepancy in the Spare Part(s) delivered to PCSS within such five
                           (5) day period, the Spare Part(s) shipped to PCSS shall be deemed to be in conformance with the Spare Part(s) identified on the Order.

         I.       PAYMENT TERMS AND PRICE.

                  1) PAYMENT TERMS. All purchases under this Agreement shall be paid for in cash, COD, against a letter of credit, or on approved credit in accordance with the following:

                           a. During the term of this Agreement, purchases hereunder shall be payable on a net sixty
                                    (60) days basis from date of shipment of the ordered Spare Part . Invoices shall not be submitted to I T prior to delivery of any ordered Spare Part(s).

                           b. PCSS shall extend an initial line of credit to I T in the amount of Eight Hundred Seventy-Five Thousand Dollars ($875,000) provided, however, that PCSS may upon ten
                                    (10) days written notice and failure to cure by I T, decrease such line of credit and payment terms if I T has undisputed payables to PCSS aged more than sixty (60) days. This line of credit shall be used exclusively for placing purchases under this Agreement.

                           c. In the event I T exceeds the line of credit or extends beyond the net 60 day payment terms, PCSS shall be entitled to obtain payment of the amount over credit line from the Escrow Amount specified in paragraph 3.F.2), in accordance with the provisions of the Escrow Agreement. In the event the remaining balance of the Escrow Amount is insufficient to cover the amount due PCSS, or the Escrow Amount has been fully paid to I T, the following shall apply:

                                    i)      Past due amounts shall be subject to
                                            an interest charge of the lesser of
                                            one and one-half percent (1-1/2%)
                                            per month or the highest rate
                                            permitted by law.

                                    ii)     PCSS may suspend performance under
                                            any Order for which payment is not
                                            made provided that PCSS gives I T
                                            fifteen (15) days advance written
                                            notice of such suspension, and
                                            payment is not made within such
                                            period. In the event I T fails to
                                            remit payment in full of a duly
                                            invoiced amount within such fifteen
                                            (15) day period, PCSS may suspend
                                            any or all Orders under this
                                            Agreement. I T shall be entitled to
                                            this additional fifteen (15) day
                                            notification period no more than
                                            once per any six (6) month period
                                            during the term of this Agreement.

                                    iii)    Notwithstanding the above, in the
                                            event I T has a bona fide dispute
                                            with a PCSS invoice for Spare Parts,
                                            the parties shall in good faith work
                                            to promptly resolve any such dispute
                                            and PCSS agrees to continue to
                                            provide Spare Parts hereunder,
                                            provided that I T remits payment for
                                            any non- disputed line items set
                                            forth on any such invoice(s).

                                    iv)     In the event the Parties are unable
                                            to resolve the dispute within thirty
                                            (30) days of the date I T notifies
                                            PCSS of any such dispute, PCSS may
                                            exercise any of its remedies as
                                            specified herein.

                           d. In addition, Spare Parts and/or Repair Services may be paid for through the redemption of Performance Credits as specified in paragraph 4.E. above.

                  2)       CALCULATION OF PCSS COST(S).

                           a. The prices charged for Spare Parts and/or Repair Services under this Agreement shall be determined by utilizing an amount designated as the "PCSS Cost", and applying a percentage uplift, as provided for in paragraph 4.I.3).d. below.

                           b. The PCSS Cost shall be calculated by determining PCSS average acquisition cost (rather than FIFO or LIFO) determined in accordance with Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis. In all cases, the term "cost" shall refer to the actual direct amounts incurred by PCSS with regard to fulfilling I T Orders under the Agreement, less all discounts (excluding payment discounts), rebates (excluding existing rebates as of the effective date of this Agreement), or other adjustments.

                           c. For Spare Parts repaired by PCSS, PCSS Cost shall be determined based on PCSS' actual direct costs of manufacturing materials, direct manufacturing overhead, general inbound freight directly associated with purchased Spare Parts, license fees paid to third-parties on affected Orders, and direct labor.

                           d. For the purposes of establishing the price to be paid by I T for purchases made hereunder by I T of items of Acquired Inventory, the factor utilized by PCSS as a base cost factor shall be Four Million Dollars ($4,000,000), which shall be allocated proportionately over the items of Acquired Inventory specified in the attached Schedule A.

                           e. Direct manufacturing overhead shall be computed in a manner consistent with the accounting practices used in the Ordinary Course of Business by PCSS to calculate its cost of goods sold (in accordance with GAAP) as reported in PCSS' audited annual financial statements as of PCSS' most recent business year end.

                           f. Direct manufacturing overhead includes only those overhead costs directly attributable to the manufacturing process of Spare Parts and/or Repair Services ordered hereunder.

                  3)       PRICE.

                           a. The price of Spare Parts and/or Repair Services under this Agreement shall be equal to the PCSS Cost plus the percentage indicated in the Confidential Pricing Schedule (hereinafter referred to as the "Pricing Schedule"), or the applicable flat rate charge specified in the Pricing Schedule.

                           b. Special Order Spare Parts not regularly stocked by PCSS which are sought to be exchanged by I T, shall be amortized ratably over four (4) usable cycles. I T shall pay PCSS an amortization factor in accordance with the above cycle, if any such Special Order Spare Parts are not exchanged or sold at least twice per calendar year.

                           c. PRICE CHART. The price for Spare Parts shall be the PC Cost(s) and percentage uplifts specified in the Pricing Schedule.

                                    For the purposes of the Price Chart
                                    specified in the Pricing Schedule, the
                                    following terms have the following meanings:

                                    (1)     "Normal Parts" refers to Spare Parts
                                            of a type and brand generally
                                            maintained by PCSS in its inventory
                                            or acquired in the Ordinary Course
                                            of Business.

                                    (2)     "Sourced Parts" refers to Spare
                                            Parts of a type and brand not
                                            generally held in inventory by PCSS
                                            and ordered by PCSS for I T through
                                            another supplier.

                                    (3)     "Repairs and Exchanges" refers to
                                            repaired or replaced Spare Parts,
                                            including circumstances where the
                                            Spare Part being replaced is
                                            exchanged for a new Spare Part, and
                                            in such circumstances the Spare Part
                                            being exchanged is not part of
                                            Normal Parts for the purposes of the
                                            Price Chart specified in the Pricing
                                            Schedule.

                                    (4)     "I T Items" refers to Spare Parts in
                                            I T's Acquired Inventory acquired by
                                            PCSS pursuant to this Agreement.

                                    (5)     "Internal Repairs" refers to repairs
                                            performed by PCSS.

                                    (6)     "External Repairs" refers to repairs
                                            performed by a party other than
                                            PCSS.

                  4) HANDLING SERVICE FEE FOR NON-PCSS PARTS. In the event PCSS is requested to handle and ship spare parts which are purchased by I T and/or its customers outside the scope of this Agreement (such as spare parts No-Bid by PCSS, or parts consigned by I T Customers for labor-only Service arrangements), PCSS will agree to manage and process any such parts for a flat Service fee to be mutually agreed to by the parties in writing.

                  5) AVERAGE REPAIR PRICE. During each month of the initial twelve (12) month period of the Agreement, the average repair price for all Spare Parts undergoing Repair Services shall not exceed the actual average repair cost for Spare Parts repaired internally by I T during the 6 months ended March 31, 1994.

                  6) MOST FAVORED PROVISIONS. All of the prices, terms, warranties and benefits provided by PCSS herein and/or in any Order are, in the aggregate, comparable to or better than the prices, terms, warranties and benefits being offered by PCSS to any of its other customers for similar sale of Spare

                           Parts and/or Repair Services as of the date of this Agreement. In the event PCSS shall, during the term of this Agreement, enter into a transaction with any other customer for the sale of Spare Parts and/or Repair Services of like quantities of similar items, on terms and conditions which collectively, are substantially more favorable than those offered to I T, then PCSS shall, upon I T's request, negotiate with the view towards granting comparably more favorable terms and conditions to I T with respect to the sale of Spare Parts and/or Repair Services ordered by I T from PCSS thereafter.

         J. RETURN PRIVILEGES. I T shall have the right to return Spare Parts sold under this Agreement in accordance with this paragraph. Returns must be delivered to PCSS within 30 days of delivery to I T, must be unused and in the same condition as when delivered to I T, less reasonable wear due to shipment. Returns in any month may not exceed a value equal to 35% of the prior months gross purchases (prior to the application of any credits). The first 15% of such 35% of returned Spare Parts shall be subject to a $10 per unit restocking fee, and the remaining 20% of such 35% shall be subject to a restocking fee equal to 20% of the sales price of any such Spare Part, but in no event less than $10 per unit.

         K. RECORDS REVIEW. At any time, I T shall be allowed to review the books and records of PCSS to the extent such books and records relate to the determination of PCSS' cost(s) as set forth in this Agreement. If any dispute arises between the Parties with respect to the determination of PCSS' cost(s), then, at the request of either I T or of PCSS, the matter shall be referred to a mutually agreed-upon nationally-recognized accounting firm (the "Independent Accountant") for determination of PCSS's cost(s) in accordance with the terms of this Agreement. The method for selecting the Independent Accountant shall be as follows:

                  1) Both Parties shall designate a representative from the accounting firm that represents each Party. The designated representatives shall then be required to agree on the selection of a third individual, who shall be selected from an accounting firm unaffiliated with either party and be designated as the Independent Accountant.


                  2) The Independent Accountant shall not have performed services for I T or PCSS during the eighteen (18) months prior to the dispute. The determination of the Independent Accountant shall be final and binding upon the parties, with appropriate adjustments immediately implemented. The fees and expenses of the Independent Accountant shall be paid one-half (1/2) by I T and one-half (1/2) by PCSS.

         L.       ADDITIONAL REPRESENTATIONS AND COVENANTS OF I T AND PCSS.

                  1) I T and PCSS agree to cooperate in good faith through regular communications concerning expected Spare Parts and Repair Services purchase requirements, delivery requirements, and other issues relating to PCSS's sale and delivery of Spare Parts and/or Repair Services under this Agreement.

                  2) PCSS shall maintain an ongoing inventory and/or sources of inventory of Spare Parts sufficient to meet the expected Ordering requirements of I T under this Agreement, provided that such maintenance is consistent with PCSS's expectations as communicated to PCSS and consistent with I T's prior purchases from PCSS, during the Ordinary Course of Business.

         M. ADDITIONAL CHARGES. PCSS shall obtain written consent from I T prior to performing Repair Services which are beyond the scope of this Agreement and specified on the face of an Order. PCSS's failure to obtain such written consent shall relieve
                  I T from paying any additional charges not specified in this Agreement or the Order.

         N. PARTS. All Spare Parts that are provided by I T to PCSS on an exchange basis, to be replaced by Spare Parts provided by PCSS shall become the property of PCSS. Spare Parts provided by PCSS in performance of Repair Services may be new or refurbished Spare Parts which are functionally equivalent to new Spare Parts and meet and/or exceed the OEM's then current specifications for form, fit, function and finish and may be from sources other than the OEM, unless otherwise specifically requested to be a "like-for-like" replacement at time of Order placement by I T. I T may inspect PCSS's repair facilities at any time upon giving PCSS reasonable notice of prior to any such inspection. I T shall have a period of up to thirty (30) days from date of receipt of the Spare Part provided on an exchange basis by I T, in which to return the Spare Part "core" being exchanged by PCSS. In the event I T fails to return any such exchanged Spare Part core within such period, PCSS may invoice I T for the cost of such Spare Part core.

         O. PARTS WARRANTY. PCSS warrants to I T and I T's Customers that the Spare Part(s) will be shipped as specified from time to time by I T and will be in good operating condition, is at current minimum revision level and will be free of defects in design, material, workmanship for a minimum period of the greater of: (1) the warranty period provided by any vendor of PCSS on a pass-through basis, or (2) One Hundred twenty (120) days, whichever is greater, from first date of delivery to I T. Acquired Parts which do not contain a pass-through warranty from I T's Spare parts Vendors are excluded from the above warranty.

5.       GENERAL.

         A.       TERM AND TERMINATION.

                  1) The initial term of this Agreement shall begin on the Closing Date and shall continue for a period of five
                           (5) years from such date. Thereafter, the term shall continue unless terminated by either party upon the provision of at least one hundred eighty (180) days prior written notice, effective no sooner than the expiration of the initial term of this Agreement.

                  2) In the event PCSS fails to fulfill the provisions of the section of this Agreement entitled "Performance Requirements" and I T elects to terminate this Agreement as a result of such failure, I T shall be entitled to all of the following remedies if and only if the failure is a material failure followed promptly thereafter by written notice of such failure by I T to PCSS and following that notice such failure by PCSS reoccurs within 6 months of the failure described in the notice:

                           a. by delivering instructions to the Escrow Agent as provided for in the Escrow Agreement, the balance of the Escrow Amount shall be delivered to Fidelity on behalf of I T, without opposition by PCSS, and

                           b. all outstanding Purchase Credits earned by I T as of the effective date of termination shall be immediately due and payable in Cash to Fidelity on behalf of I T, net of any payables due PCSS by I T for Spare Parts and/or Repair Services ordered hereunder, and

                           c. One Million, One Hundred Thousand Dollars ($1,100,000) shall be immediately due, payable, and paid in Cash to Fidelity on behalf of I T, and

                           d. PCSS shall return any remaining Acquired Inventory as of the effective date of termination of this Agreement. In addition, PCSS shall be responsible for all costs associated with movement, packaging and shipment of any such Acquired Inventory to a location or locations specified by I T.

                           e. The remedies specified in 5.A.2).a through 5.A.2). d. above shall be considered liquidated damages in lieu of cover or any other damages which I T might allege as a result of such termination, and shall be considered the sole and exclusive remedy available to I T with regard to the termination of this Agreement as provided for hereinabove.

                  3) PCSS may terminate this Agreement without cause, provided that PCSS shall provide I T with a minimum notice period of one (1) year, and I T shall be entitled to all of the remedies specified in paragraph 5.A.2). above. In any such event, I T may choose to accept the termination prior to the one (1) year termination notice period provided by PCSS, at I T's sole discretion.

                  4) PCSS may terminate this Agreement for cause in the event of a material breach or if I T fails to order a minimum of One Hundred Thousand Dollars ($100,000) in Spare Parts and/or Repair Services (net of returns but including any fees paid by I T) per month, during any three (3) consecutive month period during the term of this Agreement, and PCSS shall be entitled to the remedies specified in paragraph 3.H.1). and 3.H.2). above. In any such event, I T will forego the remedies specified in Section 5.A.2) above.

                  5) In the event of any such termination as provided for in paragraphs 5.A.1) through 5.A.4). above, both parties agree to cooperate with each other in good faith during the period of time required for the successful transition of I T to a new spare parts provider, and I T shall be entitled to any Performance Credits or other remedies specified in this Agreement for failure by PCSS to perform during the transition period.

         B. ACCOUNT MANAGER. I T and PCSS will assign specific managerial employees to be designated as Account Managers between the parties, who shall serve as a central focal point to address issues and implement solutions to ongoing account problems as they occur.

         C.       MISCELLANEOUS.

                  1) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing.

                  2) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement, prior to the Closing, without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

                  3) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  4) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  5) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which consent shall not be unreasonably withheld.

                  6) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  7) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  8) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing or by electronic communication (e.g. communication of information by computer, not to include telephonic verbal notices). Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                           If to I T:        INTELOGIC TRACE, INC.
                                             Turtle Creek Tower I
                                             P.O Box 400044
                                             San Antonio, Texas 78229
                                             ATTN:  Account Manager
                                                    PCSS Relationship

                           Copy to:          INTELOGIC TRACE, INC.
                                             Turtle Creek Tower I
                                             P.O Box 400044
                                             San Antonio, Texas 78229
                                             ATTN:  General Counsel
                                                    Mail Stop 8480

                           If to PCSS:       PC SERVICE SOURCE, INC.
                                             2019 McKenzie
                                             Suite 150
                                             Carrollton, Texas 75006
                                             ATTN:  Account Manager
                                                    I T Relationship

                           Copy to:          PC SERVICE SOURCE, INC.
                                             2019 McKenzie
                                             Suite 150
                                             Carrollton, Texas 75006
                                             ATTN:  Chief Financial
                                                    Officer

                           Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  9) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

                  10) CONFIDENTIALITY. Except as otherwise provided for in this Agreement, PCSS and I T agree that all information communicated to each other by the other, whether before or after the Closing Date of this Agreement, including without limitation the terms of this Agreement, will be received in strict confidence, will be used only for purposes of this Agreement, and will not be disclosed by the receiving party, its agents, subcontractors or employees without the prior written consent of the other Party. Each Party agrees to use the same means it uses to protect its own confidential information, but in any event not less than reasonable means, to prevent the disclosure of such information to outside parties. However, neither party shall be prevented from disclosing information which belongs to such Party or is:

                           a. already known by the receiving Party without an obligation of confidentiality other than pursuant to this Agreement;

                           b. publicly known or becomes publicly known through no unauthorized act of the recipient Party;

                           c.       rightfully received from a third party;

                           d. independently developed without use of the other Party's confidential information;

                           e. disclosed without similar restrictions to a third party by the Party owning the confidential information;

                           f.       approved by the other Party for disclosure;

                           g. required to be disclosed pursuant to a requirement of a governmental agency or law if the disclosing Party provides the other Party with notice of this requirement prior to disclosure.

                           The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

                  11) INDEPENDENT CONTRACTOR. PCSS is and shall remain an independent contractor and at no time shall PCSS represent itself to be an employee, agent, affiliate or representative of I T.

                  12)      NON-SOLICITATION.

                           A. PCSS shall not solicit any I T Customer whose identity is disclosed by I T to PCSS for the purpose of diverting business from I T.

                           B. The Parties recognize that the education, training and retention of their respective personnel is essential. So as to preserve and protect such capabilities, each party agrees that during the period of this Agreement and for a period of one (1) year after termination of this Agreement, neither party shall, directly or indirectly, recruit or solicit any personnel of the other (except that PCSS may solicit and hire the I T employees specified in Schedule D) without first obtaining the express written consent of an officer of the employer. In the event of breach of this provision, the hiring party shall pay the other party liquidated damages equal to three (3) times the annual compensation of such employee at the time hired.

                  13)      FORCE MAJEURE.   Each Party shall be excused from
                           performance hereunder (other than performance of obligations to make payment) for any period and to the extent that it is prevented from performing pursuant hereto, in whole or in part, as a result of delays caused by the other, or an act of God, war, civil disturbance, court order, labor dispute, or other cause beyond its reasonable control; however, I T may acquire Spare Parts and/or Repair Services from other sources during such event affecting PCSS.

                  14) COMPLIANCE WITH LAWS. PCSS and I T shall comply with all applicable federal, state, municipal and local laws, codes, orders and regulations.

                  15) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by PCSS and I T. No waiver by any Party of any default, misrepre-sentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Neither I T nor PCSS shall be bound by any oral agreement or representation irrespective of by whom or when made.

                  16) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  17) WARRANTY DISCLAIMER. PCSS DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                  18) LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE IN CONTRACT, TORT OR OTHERWISE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOST BUSINESS PROFITS NOR DAMAGE OR DESTRUCTION OF DATA EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SAME.

                  19)      DISPUTE RESOLUTION.

                   a. QUALITY REVIEW. On a regular basis, at least once annually, both parties agree to meet to review the performance of their respective obligations under this Agreement.

                  b. PERFORMANCE REVIEW. During the course of the relationship provided for in this Agreement, disputes, controversies or claims may arise between the parties. To minimize the expense to and impact on each party of formally resolving such disputes, controversies and claims, the parties will meet regularly to review the performance of each party of its obligations under this Agreement. If the parties are unable to resolve a dispute, controversy or claim through this performance review process, upon the written request of either party signed by an Officer with the rank of Vice President or higher, each party will appoint a representative whose task it will be to meet for the purpose of resolving the dispute, controversy or claim and to negotiate a resolution in good faith, without the necessity of any formal proceeding relating thereto. No formal proceedings for the resolution of such dispute, controversy or claim may be commenced until either or both of the appointed representatives conclude in good faith that amicable resolution through continued negotiation of the matter is not likely. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

                  c. ARBITRATION. The parties agree that in the event they are unable to resolve a dispute, controversy or claim as provided for above, the dispute, controversy or claim shall be settled by arbitration in the city where the initiating party is headquartered by a single arbitrator pursuant to the American Arbitration Association's Commercial Arbitration Rules then obtaining and judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof. The arbitrator shall be chosen from a panel of persons knowledgeable in the provision of services for similar types of equipment and shall be appointed within thirty (30) days of the date the demand for arbitration was sent to the other party.

                  20) APPROVALS AND SIMILAR ACTIONS. Where agreement, approval, acceptance, consent or similar action by either party is required by any provision of this Agreement, such Action shall not be unreasonably delayed or withheld.

                  21) CONTRACTUAL STATUTE OF LIMITATIONS. No claim and/or demand for arbitration or cause of action which arose out of an event or events which occurred more than two (2) years prior to the filing of a demand for arbitration or suit alleging a claim or cause of action may be asserted by either party against the other party.

                  22) ACKNOWLEDGMENT OF RISK. PCSS and I T each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the Parties and represent the Parties' agreement based upon the level of risk to PCSS and I T associated with their respective obligations under this Agreement and the payments to be made to PCSS and I T under this Agreement.

                  23) EXPENSES. Each of PCSS and I T will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  24) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date last written below.

INTELOGIC TRACE, INC.                         PC SERVICE SOURCE, INC.

By:    MARK S. HELWEGE                        By:    MARK T. HILZ

Name:  Mark S. Helwege                        Name:  Mark T. Hilz

Title: President and Chief                    Title: President and Chief
       Executive Officer                             Executive Officer

Date:  11/11/94                                      Date:  11/17/94